Exhibit 2.7

VOTING AND LOCK-UP AGREEMENT

THIS AGREEMENT is made on April 29, 2009.

BETWEEN:

The executive officers and directors listed on Schedule A (each, an “Eveready Management Shareholder” and collectively, the “Eveready Management Shareholders”) of Eveready Inc., a corporation incorporated under the laws of Alberta (“Eveready”)

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Clean Harbors, Inc., a corporation incorporated under the laws of Massachusetts (“Parent”)

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Clean Harbors Canada, Inc., a corporation incorporated under the laws of New Brunswick (“Purchaser”).

RECITALS:

A.            Parent, Purchaser and Eveready intend to enter into a business combination transaction by way of an arrangement (the “Arrangement”) pursuant to an acquisition agreement dated as of April 29, 2009 (the “Acquisition Agreement”).

B.            As an inducement to Parent’s and Purchaser’s willingness to enter into the Acquisition Agreement, each Eveready Management Shareholder undertakes to take certain actions and do certain things to support the Arrangement as set out in this voting and lock-up agreement (this “Agreement”).

C.            Each Eveready Management Shareholder is the registered and/or direct or indirect beneficial owner of, or has control or direction over, the number of issued and outstanding common shares of Eveready (“Eveready Common Shares”) set forth on Schedule A.

D.            Each Eveready Management Shareholder is the holder of the number of options of Eveready (“Eveready Options”) set forth on Schedule A to purchase Eveready Common Shares granted under the Eveready Share Option Plan.

E.             The terms of the Arrangement are set out in the Acquisition Agreement (including the proposed Plan of Arrangement), a copy of which is attached as Schedule B. Unless the context indicates otherwise, capitalized terms used herein and not otherwise defined have the meanings set forth in the Acquisition Agreement.

THEREFORE, in consideration of the covenants herein contained and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Eveready Management Shareholder, Parent and Purchaser agree as follows.

ARTICLE 1
REPRESENTATIONS AND WARRANTIES

1.1          Eveready Management Shareholder Representations

Each Eveready Management Shareholder represents and warrants to Parent and Purchaser in respect of such Eveready Management Shareholder only and not any other Eveready Management Shareholder (and acknowledges that each of Parent and Purchaser is independently relying upon such representations and warranties in entering into the Acquisition Agreement) as follows:

(a)           The Eveready Common Shares and Eveready Options set forth opposite such Eveready Management Shareholder’s name on Schedule A to this Agreement represent all securities or rights to acquire securities of Eveready held of record or beneficially owned by such Eveready Management Shareholder (other than Eveready Deferred Shares, rights to unvested shares pursuant to Predecessor’s employee participation plan and Eveready Debentures), or over which such Eveready Management Shareholder has any voting power or dispositive power or other control or direction.  Except as described in the notes to Schedule A, such Eveready Management Shareholder is the sole legal and sole beneficial owner of, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over such Eveready Common Shares and Eveready Options, and sole power to agree to all of the matters set forth in this Agreement. Except as described in the notes to Schedule A, such Eveready Management Shareholder (or the respective affiliate of such Eveready Management Shareholder described in the notes to Schedule A) has good and marketable title to such Eveready Common Shares and Eveready Options, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims and demands or rights of others of any nature or kind.

(b)           Such Eveready Management Shareholder has the legal capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.  This Agreement has been duly executed and delivered by such Eveready Management Shareholder, and assuming the due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of such Eveready Management Shareholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity.

(c)           Such Eveready Management Shareholder has not previously granted or agreed to grant any proxy or other right to vote in respect of his Eveready Common Shares and Eveready Options or entered into any voting trust, nor any pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to his Eveready Common Shares and Eveready Options except those which are no longer of any force or effect.

(d)           No Eveready Management Shareholder has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from such Eveready Management Shareholder of any of his Eveready Common Shares and Eveready Options, or any interest therein or right thereto, except pursuant to this Agreement and the Acquisition Agreement.

(e)           Neither the execution and delivery of this Agreement by such Eveready Management Shareholder, the performance by such Eveready Management Shareholder of his obligations hereunder, nor the compliance by such Eveready Management Shareholder with any of the provisions hereof will result in the creation of any lien or encumbrance on any of his Eveready Common Shares or Eveready Options or result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any contract or other document to which such Eveready Management Shareholder is a party or subject, or any judgment, decree, order, statute, law, rule or regulation applicable to such Eveready Management Shareholder.

(f)            There are no other obligations relating to the Eveready Common Shares and Eveready Options outstanding between such Eveready Management Shareholder or his Affiliates, on the one hand, and Eveready or its Subsidiaries, on the other hand.

(g)           There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of such Eveready Management Shareholder, threatened against such Eveready Management Shareholder or any of his properties that, individually or in the aggregate, could impair the ability of such Eveready Management Shareholder to perform his obligations under this Agreement.  There is no judgment, decree or order against such Eveready Management Shareholder that could prevent, enjoin, alter or delay such Eveready Management Shareholder from performing his obligations under this Agreement.

(h)           No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by the Eveready Management Shareholder in connection with the execution and delivery by the Eveready Management Shareholder of this Agreement and the completion of the matters contemplated by this Agreement.

1.2          Parent and Purchaser Representations

Each of Parent and Purchaser hereby represents and warrants to each Eveready Management Shareholder (and acknowledges that the Eveready Management Shareholders are relying upon such representations and warranties) as follows:

(a)           It is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

(b)           It has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by Parent or Purchaser, as applicable, and has been duly authorized by all necessary corporate action, and assuming the due authorization, execution and delivery by each Eveready Management Shareholder, this Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser, as applicable, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity.

(c)           The execution, delivery and performance of this Agreement by Parent or Purchaser, as applicable, will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended or (ii) constitute a violation of any Law applicable or relating to it or its businesses.

ARTICLE 2
EVEREADY MANAGEMENT SHAREHOLDER OBLIGATIONS

2.1          Restrictions on Transfers

(a)           Each Eveready Management Shareholder hereby irrevocably covenants in favour of Parent and Purchaser that, except as contemplated in this Agreement, such Eveready Management Shareholder will not: (i) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of his Eveready Common Shares or Eveready Options or any additional common shares of Eveready in respect of which such Eveready Management Shareholder acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Eveready Common Shares”) or any additional options to acquire common shares of Eveready in respect of which he acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Eveready Options”), or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement), or (ii) grant any proxies or powers of attorney, or deposit any of his Eveready Common Shares, Eveready Options, Additional Eveready Options or Additional Eveready Common Shares (collectively, the “Owned Eveready Securities”) into a voting trust or enter into a voting agreement, pooling agreement, understanding or arrangement with respect to such Owned Eveready Securities, without having first obtained the prior written consent of Parent, which consent may not be unreasonably withheld.

(b)           Notwithstanding the restrictions in 2.1(a) above, an Eveready Management Shareholder may transfer, sell or dispose of any Owned Eveready Securities to an “associate” or “affiliate” (each within the meaning of the Securities Act (Alberta)) of that Eveready Management Shareholder, provided, however, that prior to any such transfer, sale or disposition, the transferee shall agree with Parent and Purchaser, in form and on terms satisfactory to Parent and Purchaser, acting reasonably, to be bound by all of the provisions of this Agreement in the same manner as the Eveready Management Shareholder, and the Eveready Management Shareholder shall remain, with such transferee, jointly and severally liable for its and such transferee’s obligations under this Agreement.

2.2          Non-Solicitation

On the terms and subject to the conditions of this Agreement, each Eveready Management Shareholder hereby covenants and agrees in favour of Parent and Purchaser that the Eveready Management Shareholder shall:

(a)           not take any action of any kind which might, directly or indirectly, interfere with the successful completion of the Arrangement, including any action to (i) solicit, assist, initiate, facilitate or encourage (including by way of furnishing or providing access to any information or permitting any visit to any facilities or properties of Eveready or any of its Subsidiaries, or entering into any form of contract) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than Parent, Purchaser and their Affiliates) regarding an actual or potential Acquisition Proposal, (iii) influence the Eveready Board or any committee thereof to withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Board or any committee thereof of the Acquisition Agreement or the Arrangement, (iv) accept, approve, endorse or recommend or remain neutral with respect to, or propose publicly to approve, endorse or recommend or remain neutral with respect to, any Acquisition Proposal, or (v) accept or enter into, or publicly propose to accept or enter into, any contract in respect of an Acquisition Proposal;

(b)           immediately terminate any existing solicitations, discussions or negotiations with any Person (other than Parent or Purchaser and their Affiliates) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal and cease to provide to any such Person any information, or access to any information, concerning Eveready or any of its Subsidiaries; and

(c)           promptly (and in any event within 24 hours) notify the CEO and/or CFO of Eveready of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, or that could be reasonably expected to lead to an Acquisition Proposal, in each case received after the date hereof, of which the Eveready Management Shareholder becomes aware, or any amendments to the foregoing, any request for discussions or negotiations, any request for representation on the Board, or any request for non-public information relating to Eveready or any of its Subsidiaries in connection with an Acquisition Proposal, or for access to the properties, books or records of Eveready or any of its Subsidiaries by any Person that informs the Eveready Management Shareholder that it is considering making, or has made, an Acquisition Proposal or any amendment thereto; promptly provide to Parent a description of the material terms and conditions of any such Acquisition Proposal or, inquiry, offer or request, together with a copy of all documentation relating to any such Acquisition Proposal or inquiry, offer or request, the identity of the Person making such proposal, inquiry, offer or request, and any other details of the Acquisition Proposal, contract, documents or negotiations as Parent may reasonably request; and keep Parent informed of any change to the material terms of any such Acquisition Proposal or proposal, inquiry, offer or request.

2.3          Voting Rights

(a)           Subject to completion of a proxy as contemplated under this Agreement, each Eveready Management Shareholder agrees in favour of Parent and Purchaser that he will, to the extent permitted under applicable Securities Laws, vote (or cause to be voted) all Owned Eveready Securities at any meeting of the shareholders of Eveready, and in any action by written consent of the shareholders of Eveready: (i) in favour of the approval, consent, ratification and adoption of the Arrangement (and any actions required in furtherance thereof); or (ii) against any action that would impede, delay, interfere or discourage the Arrangement (including, for greater certainty, against (A) any Acquisition Proposal, (B) any merger, consolidation, business combination, sale of assets, amalgamation, arrangement, reorganization or recapitalization of Eveready, (C) any sale, lease or transfer of any significant part of the assets of Eveready, (D) any dissolution, liquidation or winding up of Eveready, (E) any action to remove or change any of the directors of Eveready, and (F) any material change in the capitalization of Eveready, or the corporate structure or charter of Eveready) (in each case where the relevant proposal does not have the express written agreement of Parent and Purchaser); and (iii) against any action that would result in any breach of any representation, warranty or covenant of Eveready in the Acquisition Agreement.

(b)           Upon the written request or direction of Parent or Purchaser, each Eveready Management Shareholder agrees in favour of Parent and Purchaser that such Eveready Management Shareholder shall promptly execute and deliver, and not revoke, a proxy appointing such Person or Persons as Parent or Purchaser may request or direct as proxy for such Eveready Management Shareholder, with full power of substitution, to attend, vote and otherwise act for and on behalf of such Eveready Management Shareholder in respect of all such matters that may come before any meeting of Eveready Shareholders relating to the Arrangement including any action that would impede, interfere or discourage the Arrangement and in such circumstances, the Eveready Management Shareholder will not be responsible for voting under Section 2.3(a).  If for any reason such proxy is invalid or not effective or is not delivered promptly after request is made, such Eveready Management Shareholder hereby unconditionally and irrevocably appoints Parent and Purchaser as attorney in fact for and on its behalf to act in respect of any such resolution in connection with any meeting of the Eveready Shareholders.

(c)           Each Eveready Management Shareholder agrees in favour of Parent and Purchaser that such Eveready Management Shareholder shall not, without the prior written consent of Parent and Purchaser, requisition or join in the requisition of any meeting of the securityholders of Eveready for the purpose of considering any resolution.

2.4          Additional Covenants of each Eveready Management Shareholder

Each Eveready Management Shareholder hereby undertakes in favour of Parent and Purchaser:

(a)           to not make any statements against the Arrangement or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding, or varying such Arrangement or any aspect thereof;

(b)           to not do indirectly that which he may not do directly in respect of the restrictions on his rights with respect to such Eveready Management Shareholder’s Owned Eveready Securities pursuant to this Article 2, including, but not limited to, the sale of any direct or indirect holding company of such Eveready Management Shareholder or the granting of a proxy on any of such Eveready Management Shareholder’s Owned Eveready Securities of any direct or indirect holding company of such Eveready Management Shareholder which would have, indirectly, the effects prohibited by this Article 2;

(c)           to deposit all of such Eveready Management Shareholder’s Owned Eveready Securities, together with a duly completed Letter of Transmittal, with a depositary specified in the Eveready Circular in accordance with the terms thereof;

(d)           if such Eveready Management Shareholder is also a director of Eveready, upon completion of the Plan of Arrangement, to resign as a director of Eveready and its subsidiaries at the time and in the manner requested by Parent provided that the foregoing shall not restrict the ability of such Eveready Management Shareholder to resign at an earlier time if such Eveready Management Shareholder so desires;

(e)           if any of such Eveready Management Shareholder’s Owned Eveready Securities are registered in the name of a Person other than the Eveready Management Shareholder or otherwise held other than personally, to cause the direct owner of such securities to abide by the transfer restrictions set forth in Section 2.1 and the voting requirements set forth in Section 2.3;

(f)            to promptly notify Parent and Purchaser of the number of Additional Eveready Common Shares and/or Additional Eveready Options acquired by such Eveready Management Shareholder, if any, after the date hereof.  Any such securities shall be subject to the terms of this Agreement as though they were Eveready Common Shares and/or Eveready Options owned by such Eveready Management Shareholder on the date hereof;

(g)           to promptly notify Parent and Purchaser upon any of the Eveready Management Shareholder’s representations and warranties contained herein becoming untrue or incorrect in any material respect prior to the Effective Time, and for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such period (irrespective of any language which suggests that it is only being given as at the date hereof); and

(h)           to not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Arrangement.

2.5          Revised Arrangement

If Parent and Purchaser conclude, after the date of this Agreement, that it is necessary or desirable to proceed with a form of transaction other than the Arrangement (including, without limitation, an amalgamation or a takeover bid) whereby Parent and/or Purchaser, and/or their Affiliates, would effectively acquire all the Eveready Common Shares on economic and other terms and conditions (including, without limitation, tax treatment) having consequences to the Eveready Management Shareholder that are equivalent to or better than those contemplated by this Agreement (any such transaction is referred to as an “Revised Arrangement”), the Eveready Management Shareholder agrees to support the completion of the Revised Arrangement in the same manner as the Arrangement, including by tendering Owned Eveready Securities pursuant to the Revised Arrangement and, if necessary, by voting the Eveready Common Shares in favour of a special resolution approving the Revised Arrangement.  In the event of any proposed Revised Arrangement, any reference in this Agreement to the Arrangement shall refer to the Revised Arrangement to the extent applicable, and all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Revised Arrangement.

2.6          Fiduciary Obligations

Parent and Purchaser hereby agree and acknowledge that each Eveready Management Shareholder is bound hereunder solely in its capacity as a securityholder of Eveready and that the provisions hereof shall not be deemed or interpreted to bind such Eveready Management Shareholder in any capacity as a director or an officer of Eveready.

2.7          No Ownership Interest

Nothing contained in this Agreement vests in Parent and Purchaser any direct or indirect ownership, or incidence of ownership, of or with respect to any Owned Eveready Securities.  All rights, ownership and economic benefits of and relating to any Owned Eveready Securities remain vested in and belong to each applicable Eveready Management Shareholder, and Parent and Purchaser have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Eveready or exercise any power or authority to direct any Eveready Management Shareholder in the voting of any of the Owned Eveready Securities, or in the performance of the Eveready Management Shareholders’ duties or responsibilities as a shareholder of Eveready, except as otherwise provided herein.

2.8          Remedies

Each Eveready Management Shareholder agrees that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that Parent and Purchaser will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, with any requirement for the securing or posting of any bond in connection with obtaining any such injunctive or other equitable relief hereby being waived.  In the event of any litigation involving the rights of the parties to this Agreement, the prevailing party shall be entitled to recover its costs and expenses incurred in connection with such litigation including, without limitation, reasonable attorneys’ fees and expenses.

ARTICLE 3
OTHER COVENANTS

3.1          Lock-Up Period; Potential Manner of Sale Restrictions

Except for a transfer, pledge or encumbrance of securities for the purpose of giving collateral for a debt made in good faith, each Eveready Management Shareholder agrees not to, directly or indirectly, offer, sell, contract to sell, transfer, assign or grant any option to purchase or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, transfer, assign, or grant any option to purchase, or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any of the Parent Common Shares acquired by the Eveready Management Shareholder, directly or indirectly, in connection with the Arrangement for a period (the “Lock-Up Period”) commencing on the date hereof and ending on the date that is 182 days following the Effective Date, unless the undersigned first obtains the consent of Parent.  Each Eveready Management Shareholder authorizes Parent to cause its transfer agent during the Lock-Up Period to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of Parent with respect to any Parent Common Shares for which such Eveready Management Shareholder is either the record or beneficial holder.  Furthermore, if at the time of any future sale or other disposition as described above in this Section 3  (whether occurring during or after the Lock-Up Period) of any of the Parent Common Shares acquired by the undersigned, directly or indirectly, in connection with the Arrangement the undersigned were deemed to be an “affiliate” or “insider” of Parent under applicable Securities Laws, the undersigned acknowledges that such sale or other disposition would be subject to such manner of sale restrictions as shall then be applicable under such Securities Laws to other affiliates and insiders of Parent (it being mutually acknowledged and agreed that such manner of sale restrictions shall not impose any holding period restrictions on the undersigned with respect to such Parent Common Shares).

3.2          No Dissent

Each Eveready Management Shareholder hereby waives and agrees, in favour of Parent and Purchaser, not to exercise any rights of appraisal or rights of dissent such Eveready Management Shareholder may have in connection with the Arrangement.

3.3          Disclosure

Each Eveready Management Shareholder agrees in favour of Parent and Purchaser:

(a)           to the details of this Agreement being set out in any information circular produced by Eveready or Parent in connection with the Arrangement; and

(b)           to this Agreement being made publicly available on SEDAR and otherwise to the extent required by Law.

3.4          Release

Subject to the completion of the Arrangement, each Eveready Management Shareholder, for himself and for all of his predecessors, successors, assigns and affiliates (collectively, the “Eveready Management Shareholder Related Parties”), hereby unequivocally and irrevocably releases, surrenders, acquits and forever discharges, as of the Effective Time, each of Parent, Purchaser, and their respective Subsidiaries, and each of their respective directors, officers, employees, heirs, successors and assigns (collectively, the “Released Parties”), from any and all actions, causes of action, claims, suits, controversies, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, in law, at equity or otherwise relating to, arising under, or in connection with, any actions, omissions or transactions from any time before the Effective Time (collectively, “Claims”), whether direct, derivative or otherwise, which may be asserted against any of the Released Parties or which, whether currently known or unknown, fixed or contingent, any Eveready Management Shareholder Related Party ever could assert, either for themselves or otherwise, for or on behalf of any other Person; provided, however, that the foregoing shall not release any Person from any obligation (i) under this Agreement, the Acquisition Agreement, or any other agreement entered into in connection with the Arrangement or (ii) in respect of matters relating to or arising out of an Eveready Management Shareholder being a director, officer of employee of Eveready or any of its Subsidiaries.

ARTICLE 4
TERMINATION

4.1          Termination by Eveready Management Shareholder

The obligations of each Eveready Management Shareholder under this Agreement shall automatically terminate upon the earlier of (a) the expiry of the Lock-Up Period, (b) the termination of the Acquisition Agreement in accordance with its terms, or (c) in the case of each Eveready Management Shareholder who is an executive officer and employee of Eveready on the date of this Agreement, any date after the Effective Time on which the employment of such Eveready Management Shareholder is terminated by Eveready or its successor. However, each Eveready Management Shareholder shall be responsible and remains liable for any breach of this Agreement by such Eveready Management Shareholder occurring prior to the termination of this Agreement.

4.2                               Termination by Parent and Purchaser

Parent and Purchaser, when not in default in the performance of its obligations under this Agreement, may, at any time and without prejudice to any other rights it may have under this Agreement or otherwise, terminate this Agreement, in respect of any Eveready Management Shareholder, by notice in writing to such Eveready Management Shareholder.

4.3                               Effect of Termination

In the case of any notice of termination of this Agreement pursuant to either Section 4.1 or 4.2, this Agreement shall terminate as between Parent and Purchaser and the applicable Eveready Management Shareholder or Eveready Management Shareholders and be of no further force or effect.  Notwithstanding anything else contained herein, such termination shall not relieve any party hereunder from liability for any breach of this Agreement prior to such termination.

ARTICLE 5

MISCELLANEOUS

5.1                               Interpretation

In this Agreement:

(a)                                  Governing Law — This Agreement will be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the laws of Canada applicable therein, and will be construed and treated in all respects as an Alberta contract.  Each party to this Agreement hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under and in relation to this Agreement and the Arrangement.  Each party to this Agreement hereby waives any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the parties in the negotiation, administration, performance and enforcement of this Agreement.

(b)                                 Headings — Headings of Sections, Articles and Schedules are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)                                  Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d)                                 Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include both genders and neuter.

(e)                                  Severability — If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.2                               Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A	-	Eveready Management Shareholder Information

Schedule B	-	Acquisition Agreement

5.3                               Date for any Action

In the event that any date on which any action is required to be taken hereunder by any party is not a Business Day, such action shall be required to be taken on the next day which is a Business Day.

5.4                               Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between Parent, Purchaser and each Eveready Management Shareholder and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between Purchaser, Parent and each Eveready Management Shareholder pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written between Parent, Purchaser and each Eveready Management Shareholder in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

5.5                               Survival

The representations and warranties of the Eveready Management Shareholder made in this Agreement shall survive the completion of the Arrangement and shall continue in full force and effect for the benefit of Parent and Purchaser for a period of one year from the date of this Agreement, with the exception of the representation and warranty in Section 1.1(a), which shall survive indefinitely.

5.6                               Notices

All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the second following Business Day if sent by prepaid overnight courier, to the parties at the following addresses:

if to a Eveready Management Shareholder:	at such Eveready Management Shareholder’s address, fax number or e-mail address as set out in Schedule A

if to Parent or Purchaser:	c/o Clean Harbors, Inc. Attention: Chairman and Chief Executive Officer Facsimile: 781-792-5900 E-mail: mckima@cleanharbors.com

with a copy (which will not constitute notice) to:	Davis, Malm & D’Agostine, P.C. One Boston Place Boston, Massachusetts, U.S.A., 02108 Attention: C. Michael Malm Facsimile: (617) 523-6215 E-mail: cmalm@davismalm.com

and to	Gowling Lafleur Henderson LLP Suite 1020 50 Queen Street North Kitchener, ON N2H 6M2 Canada Attention: Bryce Kraeker Facsimile: (519) 571-5045 E-mail: bryce.kraeker@gowlings.com

Parent and Purchaser may, from time to time, change its address by giving notice to each Eveready Management Shareholder in accordance with the provisions of this Section, and each Eveready Management Shareholder may change his address by giving Parent and Purchaser such notice in such manner.

5.7                               Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound.

5.8                               Further Assurances

The parties will with reasonable due diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

5.9                               Time of the Essence

Time will be of the essence in this Agreement.

5.10                        Expenses

Parent, Purchaser and each Eveready Management Shareholder shall pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

5.11                        Waiver

Each Eveready Management Shareholder and Parent and Purchaser agree with each other and confirm to each other that:

(a)                                  any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by any party to be bound or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)                                 no failure or delay by any Eveready Management Shareholder or Parent and Purchaser in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise by such Eveready Management Shareholder, Parent and Purchaser.

5.12                        Assignability

The provisions of this Agreement are binding upon and enure to the benefit of Parent, Purchaser and each Eveready Management Shareholder and their respective heirs, executors, administrators, legal personal representatives, successors and permitted assigns.  No Eveready Management Shareholder may assign, delegate or otherwise transfer any of his rights, interests or obligations under this Agreement without the prior written consent of Parent and Purchaser.  Parent and Purchaser may not assign, delegate or otherwise transfer any of its rights, interest or obligations under this Agreement, in respect of any Eveready Management Shareholder, without the prior written consent of such Eveready Management Shareholder, except that Purchaser or Parent may assign, delegate or otherwise transfer any of its rights, interest or obligations under this Agreement, in respect of any Eveready Management Shareholder, to an Affiliate, without reducing its own obligations hereunder, without the consent of such Eveready Management Shareholder.

5.13                        Independent Legal Advice

Each Eveready Management Shareholder acknowledges in favour of Parent and Purchaser that he has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement.  Each Eveready Management Shareholder further acknowledges in favour of Parent and Purchaser that he has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that he has either done so or waived his right to do so, and agrees in favour of Parent and Purchaser that this Agreement constitutes a binding legal obligation and that he is estopped form raising any claim on the basis that he has not obtained such advice.

5.14                        Public Notices

Each Eveready Management Shareholder acknowledges and agrees in favour of Parent and Purchaser that: all public notices to third parties and all other publicity concerning this Agreement, the Acquisition Agreement and the transactions contemplated hereunder and thereunder will be planned and co-ordinated by Purchaser, Parent and/or Eveready in accordance with the Acquisition Agreement; and such Eveready Management Shareholder shall not act unilaterally in this regard without the prior approval of Parent and Purchaser unless such disclosure is required under applicable Securities Laws and stock exchange rules in circumstances where prior consultation with Parent and Purchaser is not practicable.

5.15                        Execution and Delivery

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  The parties will be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement among the parties.

[Signature Page Follows]

WITNESSES:		EVEREADY MANAGEMENT SHAREHOLDER

(signed) “Chris Porter”		(signed) “Rod Marlin”
Name of Witness: Chris Porter		Rod Marlin

(signed) “Theresa Holtby”		(signed) “Bert Holtby”
Name of Witness: Theresa Holtby		Bert Holtby

(signed) “Lisa Degenhardt”		(signed) “Peter Lacey”
Name of Witness: Lisa Degenhardt		Peter Lacey

(signed) “Chris Porter”		(signed) “Glen Fleming”
Name of Witness: Chris Porter		Glen Fleming

(signed) “M.J. Joceline Bliska”		(signed) “Marvin Lefebvre”
Name of Witness: M.J. Joceline Bliska		Marvin Lefebvre

(signed) “Chris Porter”		(signed) “Wally Dumont”
Name of Witness: Chris Porter		Wally Dumont

(signed) “Cathey Monteith”		(signed) “Lyle Jeffries”
Name of Witness: Cathey Monteith		Lyle Jeffries

CLEAN HARBORS, INC.

	Per:	(signed) “James M. Rutledge”
Name: James M. Rutledge
Title: Executive Vice President

CLEAN HARBORS CANADA, INC.

	Per:	(signed) “James M. Rutledge”
Name: James M. Rutledge
Title: Executive Vice President

SCHEDULE A

EVEREADY MANAGEMENT SHAREHOLDER INFORMATION

Pursuant to Section 1.1(a) of the Agreement, each Oilers Management Shareholder is the sole legal and sole beneficial owner of, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over such Oilers Common Shares and Oilers Options as set forth below opposite each such shareholder’s name, and sole power to agree to all of the matters set forth in the Agreement, except as set out below

Oilers Management Shareholder	Oilers Common Shares		Oilers Options

Rodney Frank Marlin	811,990	(1)	Nil

John Herbert Holtby	814,374	(2)	5,000

Peter Alan Lacey	915,505	(3)	Nil

Glen Fleming	403,154	(4)	8,000

Marvin Gerard Lefebvre	781,115	(5)	Nil

Walter Charles Dumont	506,034	(6)	Nil

Lyle Brent Jeffries	539,621	(7)	Nil

Notes:
(1)

Includes 261,840 Shares held by Baimar Holdings Ltd., 892 Shares held by Jeanie Marlin, the spouse of Rod Marlin, 129,722 Shares held in a retirement saving plan for Jeanie Marlin, 3,096 Shares held in a registered education savings plan and 295,891 Shares held in a retirement saving plan for Rod Marlin.

(2)	Includes 461,787 Shares held by 216928 Alberta Ltd.
(3)

Includes 4,452 Shares held by the Lacey Family Trust, 156,281 Shares held in a registered retirement saving plan for Kathy Lacey, the spouse of Peter Lacey and 754,334 Shares held in a registered retirement savings plan for Peter Lacey.

(4)

Includes 212,322 Shares held in a registered retirement saving plan for Glen Fleming, 41,193 Shares held by Roxane Fleming, the spouse of Glen Fleming and 2,098 Shares held in a registered retirement saving plan for Roxane Fleming.

(5)

Includes 863 Shares held in a group registered savings retirement savings plan for Judy Lefebvre, 117,460 Shares held by Judy Lefebvre, 6,633 Shares held in a group registered savings retirement savings plan for Marvin Lefebvre, 1,000 Shares held in a retirement saving plan for Marvin Lefebvre and 537,256 Shares held by RVE Holdings Ltd.

(6)	Includes 4,782 Shares held in a group registered savings retirement savings plan for Wally Dumont and 133,810 Shares held in a registered retirement savings plan for Wally Dumont.
(7)

Includes 262,186 Shares held by Ace Tankers (2000) Ltd., 223,306 Shares held jointly between Lyle Jeffries and Marcie Jeffries, the spouse of Lyle Jeffries, 25,026 Shares held by RDDB Trust and 4,053 Shares held in a group registered savings retirement savings plan for Lyle Jeffries.

Pursuant to Section 1.1(a) of the Agreement, each Oilers Management Shareholder has good and marketable title to its Oilers Common Shares and Oilers Options, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims and demands or rights of others of any nature or kind, except as set out below:

Eveready Management Shareholder

Rod Marlin	1.	Debtor:	Rod Marlin

		Lender:	Arm’s length third party

		Details:
		$333,333 debt owing to arm’s length third party
		84,311 Shares pledged as security for loan

Bert Holtby	1.	Debtor:	Bert Holtby

		Lender:	Arm’s length third party

		Details:
		$333,333 debt owing to arm’s length third party
		84,311 Shares pledged as security for loan

Glen Fleming	1.	Debtor:	Glen Fleming

		Lender:	Arm’s length third party

		Details:
		$1,000,000 debt owing to arm’s length third party
		136,285 Shares pledged as security for loan

2.	Debtor(s):	Glen Fleming
Roxane Fleming

	Secured Party:	Bank of Montreal
10199 — 101 Street
Edmonton, AB T5J 3Y4

Collateral:
All present and after acquired personal property except goods. Proceeds — All present and after acquired personal property.
350 ‘M’ Eveready Industrial Group Ltd. Cert #40M
2625 Class ‘J’ Eveready Industrial Group Ltd. Cert #40J

Eveready Management Shareholder
Marvin Gerard Lefebvre	1.	Debtor:	Marvin Gerard Lefebvre

		Secured Party:	Alberta Treasury Branches
			9904 — 100 Avenue
			Peace River, AB T8S 1S2

		Collateral:

Accounts, chattel paper, instruments, investment property, money and documents of title as defined in the Personal Property Security Act together with all records of the Debtor in connection therewith.

Proceeds: All of the debtor’s present and after acquired goods, motor vehicles, accounts, money, chattel paper, documents of title, investment property, instruments and intangibles as defined in the Personal Property Security Act, insurance proceeds and all other substitutions, renewals, alterations or proceeds of every description and of any kind whatsoever derived directly or indirectly from any dealings with the general collateral or serial number collateral (if any) described above, or proceeds therefrom.

Pursuant to Section 5.6 of the Agreement, address for service for all above-listed Oilers Management Shareholders is as follows:

c/o Eveready Inc.

14904 — 121A Avenue

Edmonton, AB T5V 1A3

Fax: (780) 451-2142

Attention: Rod Marlin

SCHEDULE B
ACQUISITION AGREEMENT